EXHIBIT 99.2

VolitionRx Limited Announces Pricing of $6.0 Million Underwritten Public Offering of Common Stock and Common Stock Warrants

HENDERSON, Nevada, Oct. 10, 2025 /PRNewswire/ -- VolitionRx Limited (NYSE AMERICAN: VNRX) (“Volition” or the “Company”), a multi-national epigenetics company, announced today the pricing of an underwritten public offering of 11,550,000 shares of its common stock and warrants to purchase up to 11,550,000 shares of its common stock. The public offering price of for each share of common stock and an accompanying warrant to purchase one share of common stock is $0.52 per set of securities (with $0.01 allocated to the warrant). Each warrant has an exercise price per share of $0.60, is exercisable immediately upon issuance, and expires five years from the issuance date.

In connection with the offering, Volition has granted the underwriter a 30-day option to purchase up to an additional 1,732,500 shares of its common stock together with warrants to purchase up to 1,732,500 shares of common stock at the public offering price, less underwriting discounts and commissions, to cover over-allotments in connection with the offering.

Assuming no exercise of the underwriter’s option, the aggregate gross proceeds to Volition from the offering, before deducting underwriting commissions and other estimated offering expenses payable by Volition, and excluding the exercise of any warrants, are expected to be approximately $6.0 million. The additional gross proceeds to the Company from the exercise of the warrants, if fully-exercised and assuming no exercise of the underwriter’s option, will be approximately $6.9 million. However, no assurance can be given that any of these warrants will be exercised.

All of the securities in the offering are being offered by Volition. The offering is expected to close on or about October 14, 2025, subject to the satisfaction of customary closing conditions.

Volition intends to use the net proceeds from the offering for research and continued product development, clinical studies, product commercialization, working capital and other general corporate purposes, including potential strategic acquisitions.

Newbridge Securities Corporation is acting as the sole book-running manager of the offering.

The securities in the offering are being offered by Volition pursuant to a “shelf” registration statement on Form S-3 (File No. 333-283088) previously filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2024, as amended on April 11, 2025, and declared effective by the SEC on April 18, 2025. The offering is being made only by means of a prospectus supplement and an accompanying base prospectus, as may be further supplemented by any free writing prospectus and/or pricing supplement that the Company may file with the SEC. A preliminary prospectus supplement and an accompanying base prospectus describing the terms of the proposed offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. The final prospectus supplement relating to the offering will be filed with the SEC and will also be available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement, the final prospectus supplement and the accompanying base prospectus relating to the offering can also be obtained, when available, from Newbridge Securities Corporation, Attn: Equity Syndicate Department, 1200 North Federal Highway, Suite 400, Boca Raton, FL 33432, by email at syndicate@newbridgesecurities.com, or by telephone at (877) 447-9625.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Volition

Volition is a multi-national company focused on advancing the science of epigenetics. Volition is dedicated to saving lives and improving outcomes for people and animals with life-altering diseases through earlier detection, as well as disease and treatment monitoring.

Through its subsidiaries, Volition is developing and commercializing simple, easy to use, cost-effective blood tests to help detect and monitor a range of diseases, including some cancers and diseases associated with NETosis, such as sepsis. Early detection and monitoring have the potential not only to prolong the life of patients, but also to improve their quality of life.

Volition’s research and development activities are centered in Belgium, with an innovation laboratory and office in the U.S. and an office in London.

Media Enquiries

Louise Batchelor, Volition

mediarelations@volition.com

+44 (0)7557 774620

Investor Relations

Jeremy Feffer, LifeSci Advisors

jfeffer@lifesciadvisors.com

+1-212-915-2568

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. Words such as “expects,” “anticipates,” “intends,” “plans,” “aims,” “targets,” “believes,” “seeks,” “estimates,” “optimizing,” “potential,” “goal,” “suggests,” “could,” “would,” “should,” “may,” “will” and similar expressions identify forward-looking statements. These forward-looking statements reflect the current beliefs and expectations of management and include statements regarding the timing, size and expected gross proceeds of the offering, the expected use of proceeds from the offering, the satisfaction of customary closing conditions related to the offering and sale of securities, the grant to the underwriter of an option to purchase additional shares of common stock and common stock warrants, and Volition’s ability to complete the offering. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although Volition believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that may cause Volition’s actual activities or results to differ materially from those indicated or implied by any forward-looking statement, including, without limitation, due to risks and uncertainties related to market conditions and the satisfaction of closing conditions related to the proposed public offering, risks disclosed in the section titled “Risk Factors” included in the preliminary prospectus supplement filed with the SEC on October 9, 2025, and risks disclosed in other documents Volition files from time to time with the SEC, including Volition’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. These statements are based on current expectations, estimates and projections about Volition’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are made as of the date of this release, and, except as required by law, Volition does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Nucleosomics™, Capture-PCRTM, Capture-SeqTM and Nu.Q® and their respective logos are trademarks and/or service marks of VolitionRx Limited and its subsidiaries. All other trademarks, service marks and trade names referred to in this press release are the property of their respective owners. Additionally, unless otherwise specified, all references to “$” refer to the legal currency of the United States of America.

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